As filed with the Securities and Exchange Commission on August 30, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CANADIAN PACIFIC RAILWAY LIMITED
(Exact Name of Registrant as specified in its Charter)

Canada	98-0355078
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
Suite 500
401-9th Avenue S.W.
Calgary, Alberta, Canada T2P 4Z4
(Address of principal executive offices)

Canadian Pacific Railway Limited Employee Share Purchase Plan (US)
(Full title of the plan)

William Tuttle
Soo Line Railroad Company
501 Marquette, Suite 800
Minneapolis, Minnesota 55402
(612) 904-5967
(Name, address and telephone number, including area code, of agent for service)
Copy to:
Robert P. Freeman, Sidley Austin Brown & Wood LLP
10 South Dearborn Street, Chicago, Illinois 60603, (312) 853-7000
CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Shares, without par value (including Common Share Purchase Rights)	600,000 Common Shares (3)	$38.68	$23,208,000	$2,731.58

(1)	Rights are initially carried and traded with the Common Shares of the Registrant. Value attributable to such rights, if any, is reflected in the market price of the Common Shares.

(2)	The offering price has been estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) and (c) on the basis of the average of the high and low prices of the Common Shares as reported on the New York Stock Exchange on August 24, 2005.

(3)	Plus such additional number of Common Shares as may be issuable pursuant to the anti-dilution provisions of the Canadian Pacific Railway Limited Employee Share Purchase Plan (US), in accordance with Rule 416(a) under the Securities Act of 1933.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.  Plan Information.*
Item 2.  Registrant Information and Employee Plan Annual Information.*
*	This registration statement relates to securities of the Registrant to be offered pursuant to the Canadian Pacific Railway Limited Employee Share Purchase Plan (US), as indicated on the facing sheet hereof. Information required by Part I to be contained in the Section 10(a) prospectus related to this plan is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
              The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in the Registrant’s registration statement:
1.	The Registrant’s annual report on Form 40-F for the fiscal year ended December 31, 2004;

2.	All reports filed by the Registrant (File No. 1-1342) pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004; and

3.	The Registrant’s description of its Common Shares and Common Share Purchase Rights, as set forth in the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on May 12, 2005 (File No. 1-1342), including any amendment or report filed for the purpose of updating such descriptions.
              All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.
Item 4.  Description of Securities.
              Not Required
Item 5.  Interests of Named Experts and Counsel.
              None
Item 6.  Indemnification of Directors and Officers.
              Section 124 of the Canada Business Corporations Act (“CBCA”), which governs the Registrant, provides that the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of their association with the Registrant or other entity; provided that the Registrant may not indemnify an individual referred to above unless the individual

(a) acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The Registrant may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above and the individual is required to repay the moneys if the individual does not fulfill the conditions set out in (a) and (b) above. The Registrant may, with the approval of a court, indemnify an individual referred to above, or advance moneys as referred to above, in respect of an action by or on behalf of the Registrant or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity as described above, against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in (a) and (b) above. Notwithstanding the foregoing, an individual referred to above is entitled to indemnity from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity as described above if the individual seeking indemnity was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfills the conditions set out in (a) and (b) above. A by-law of the Registrant provides that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and the heirs and legal representatives thereof, to the extent permitted by the CBCA or otherwise by law.
Item 7.  Exemption from Registration Claimed.
              Not required
Item 8.  Exhibits.
              See the Exhibit Index accompanying this Registration Statement.
Item 9.  Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)       to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)         The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities Exchange commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Calgary, province of Alberta, on the 30th day of August 2005.

CANADIAN PACIFIC RAILWAY LIMITED
By:	/s/ Robert J. Ritchie
Robert J. Ritchie
President and Chief Executive Officer

          KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Robert J. Ritchie and Michael T. Waites and each of them severally, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration under the Securities Act of the offer and sale of Common Shares, without par value, together with associated Common Share Purchase Rights, of Canadian Pacific Railway Limited, a company incorporated under the laws of Canada, issuable in accordance with the Canadian Pacific Railway Limited Employee Share Purchase Plan (US), to sign any and all amendments (including post-effective amendments) to such registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney in-fact and agent may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Robert J. Ritchie	President, Chief Executive Officer and Director	August 30, 2005
Robert J. Ritchie	(Principal Executive Officer)

/s/ Michael T. Waites	Executive Vice-President and Chief Financial Officer	August 30, 2005
Michael T. Waites	(Principal Financial Officer)

/s/ Brian Grassby	Vice-President and Comptroller	August 30, 2005
Brian Grassby	(Controller)

/s/ Stephen E. Bachand	Director	August 30, 2005

Stephen E. Bachand

/s/ John E. Cleghorn	Director	August 30, 2005

John E. Cleghorn

/s/ Tim W. Faithful	Director	August 30, 2005

Tim W. Faithful

/s/ James E. Newall	Chairman and Director	August 30, 2005

James E. Newall

Signature Page for Form S-8

Signatures	Title	Date

/s/ Dr. James R. Nininger	Director	August 30, 2005

Dr. James R. Nininger

/s/ Madeleine Paquin	Director	August 30, 2005

Madeleine Paquin

/s/ Michael E.J. Phelps	Director	August 30, 2005

Michael E. J. Phelps

/s/ Roger Phillips	Director	August 30, 2005

Roger Phillips

/s/ Michael W. Wright	Director	August 30, 2005

Michael W. Wright
          Pursuant to the requirements of Section 6(a) of the Securities Act, this Registration Statement has been signed by the following person solely in the capacity of the duly authorized representative in the United States of Canadian Pacific Railway Limited, in the City of Minneapolis, State of Minnesota, on the 30th day of August 2005.

CANADIAN PACIFIC RAILWAY LIMITED
By:	/s/ William Tuttle
William Tuttle

Signature Page for Form S-8

EXHIBIT INDEX

Exhibit No.	Description

4.1	The Registrant’s Amended and Restated Articles of Incorporation, which are incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-13962) with respect to the Registrant’s Management Stock Option Incentive Plan and Directors’ Stock Option Plan, filed with the Securities and Exchange Commission on September 28, 2001, File No. 1-1342.

4.2	The Registrant’s Bylaws, which are incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-13962) with respect to the Registrant’s Management Stock Option Incentive Plan and Directors’ Stock Option Plan, filed with the Securities and Exchange Commission on September 28, 2001, File No. 1-1342.

4.3	Shareholder Rights Plan Agreement, dated as of July 30, 2001 and amended as of February 19, 2002 and May 5, 2005, between the Registrant and Computershare Trust Company of Canada, as Rights Agent (including the Form of Rights Certificate), which is incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on May 12, 2005, File No. 1-1342.

4.4	The Registrant’s Employee Share Purchase Plan (US), effective as of October 1, 2001 and amended and restated as of August 30, 2005.

23	Consent of PricewaterhouseCoopers LLP, Chartered Accountants, Calgary, Alberta.

24	Powers of Attorney (included in the signature page to this Registration Statement).